News Release

For Immediate Release:	For More Information,
February 1, 2013	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports Fourth Quarter and Annual Results

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today a net loss available to common shareholders of $26.5 million, or ($1.53) per diluted common share, for the three months ended December 31, 2012, compared to net income available to common shareholders of $0.2 million, or $0.01 per diluted common share, recorded in the fourth quarter of 2011. For the year ended December 31, 2012, the Company reported a net loss available to common shareholders of $26.2 million, or ($1.54) per diluted common share, compared to net income of $7.5 million, or $0.44 per diluted common share, for the year ended December 31, 2011.

As previously reported and discussed below, in the fourth quarter of 2012, the Company completed a capital raise and undertook initiatives to strengthen and remove risk from its balance sheet in anticipation of a planned disposition of classified loans and the write-down of certain foreclosed properties. The charges associated with the loan disposition and foreclosed property write-down are reflected in the fourth quarter and year-to-date earnings being reported today.

On December 21, 2012, the Company reported the completion of a capital raise totaling $33.8 million. A combination of common and preferred stock was issued, including 2,656,294 shares of common stock and 728,706 shares of non-voting preferred stock, each at the same price of $10.00 per share. The preferred stock is entitled to the same dividend rate as common stock and is convertible into common stock, in a like amount, upon the occurrence of certain transfers of the preferred stock.

Also, in the fourth quarter of 2012, the Company identified approximately $68 million of non-covered higher-risk loans that it targeted for sale to a third-party investor. Based on an offer to purchase these loans that was received in December, the Company wrote the loans down by approximately $38 million to their estimated liquidation value of approximately $30 million and reclassified them as “loans held for sale.” The sale of substantially the same pool of loans was completed on January 23, 2013. The incremental provision for loan losses that was necessary as a result of this transaction was approximately $32.9 million, which included the net impact of several factors affecting the Company’s calculation of the allowance for loan losses. Of the $68 million in loans targeted for sale, approximately $38.2 million had been classified as nonaccrual loans, and $10.5 million had been classified as accruing troubled-debt-restructurings.

Additionally, in the fourth quarter of 2012, the Company recorded write-downs on substantially all of its non-covered foreclosed properties in connection with efforts to accelerate the sale of these assets. The total amount of the write-downs was $10.6 million, which amounted to 29% of the total carrying value of the properties.

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Other significant factors that affect the comparability of the full year 2012 and 2011 results are:

•	In the third quarter of 2011, the Company recorded $2.3 million in accelerated accretion of the discount remaining on preferred stock that was redeemed that quarter. Total discount accretion of the preferred stock in 2011 was $2.9 million. There was no remaining preferred stock discount after the redemption transaction in September 2011, and therefore the Company did not record any discount accretion on preferred stock in 2012.

•	In the first quarter of 2011, the Company realized a $10.2 million bargain purchase gain related to the acquisition of The Bank of Asheville in Asheville, North Carolina.

Note Regarding Components of Earnings

The Company’s results of operation are significantly affected by the on-going accounting for two FDIC-assisted failed bank acquisitions. In the discussion below, the term “covered” is used to describe assets included as part of FDIC loss share agreements, which generally result in the FDIC reimbursing the Company for 80% of losses incurred on those assets. The term “non-covered” refers to the Company’s legacy assets, which are not included in any type of loss share arrangement.

For covered loans that deteriorate in terms of repayment expectations, the Company records immediate allowances through the provision for loan losses. For covered loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, including loans that payoff, the Company records positive adjustments to interest income over the life of the respective loan – also referred to as loan discount accretion. For foreclosed properties that are sold at gains or losses or that are written down to lower values, the Company records the gains/losses within noninterest income.

The adjustments discussed above are recorded within the income statement line items noted without consideration of the FDIC loss share agreements. Because favorable changes in covered assets result in lower expected FDIC claims, and unfavorable changes in covered assets result in higher expected FDIC claims, the FDIC indemnification asset is adjusted to reflect those expectations. The net increase or decrease in the indemnification asset is reflected within noninterest income.

The adjustments noted above can result in volatility within individual income statement line items. Because of the FDIC loss share agreements and the associated indemnification asset, pretax income resulting from amounts recorded as provisions for loan losses on covered loans, discount accretion, and losses from covered foreclosed properties is generally only impacted by 20% of these amounts due to the corresponding adjustments made to the indemnification asset.

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2012 amounted to $35.7 million, an 11.8% increase from the $31.9 million recorded in the fourth quarter of 2011. Net interest income for the year ended December 31, 2012 amounted to $135.2 million, a 2.3% increase from the $132.2 million recorded 2011.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) in the fourth quarter of 2012 was 5.01%, a 46 basis point increase compared to the 4.55% margin realized in the fourth quarter of 2011 and a 15 basis point increase from the 4.86% margin realized in the third quarter of 2012. The higher margins were primarily a result of higher amounts of discount accretion on loans purchased in failed bank acquisitions recognized during the respective periods, as well as lower overall funding costs. The higher amounts of discount accretion are due to increased expectations regarding the collectability of the loans.

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Excluding the discount accretion on purchased loans, the Company’s net interest margin was 4.17% for the fourth quarter of 2012 compared to 4.22% for the third quarter of 2012 and 4.31% in the fourth quarter of 2011. The decline was due to asset yields that declined by more than the average cost of deposits. See the Financial Summary for a table that presents the impact of the loan discount accretion, as well as other purchase accounting adjustments. Also see the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding the loan discount accretion, and the note thereto that explains why this ratio is presented and caution regarding the use of this non-GAAP performance measure.

The Company’s cost of funds has steadily declined from 0.72% in the fourth quarter of 2011 to 0.51% in the fourth quarter of 2012.

For the twelve month period ended December 31, 2012, the Company’s net interest margin was 4.78% compared to 4.72% for 2011.

Provision for Loan Losses and Asset Quality

The Company recorded total provisions for loan losses of $44.6 million in the fourth quarter of 2012 compared to $9.9 million for the fourth quarter of 2011. For the year ended December 31, 2012, the Company recorded total provisions for loan losses of $79.7 million compared to $41.3 million for 2011.

The provision for loan losses on non-covered loans amounted to $40.3 million in the fourth quarter of 2012 compared to $6.9 million in the fourth quarter of 2011. The increase was due to the $33.6 incremental provision for loan losses recorded in connection with the loan sale that was discussed above. For 2012, the provision for loan losses on non-covered loans amounted to $70.0 million compared to $28.5 million for 2011. The higher provision for loan losses was primarily a result of 1) the aforementioned loan sale and 2) an internal review of non-covered loans that occurred in the first quarter of 2012 that applied more conservative assumptions to estimate the probable losses associated with some of the Company’s nonperforming loan relationships, which the Company believed could lead to a more timely resolution of the related credits – many of these same loans were included in the loans transferred to the held-for-sale category in the fourth quarter of 2012.

The Company’s provisions for loan losses for covered loans amounted to $4.3 million and $3.0 million for the three months ended December 31, 2012 and 2011, respectively, and $9.7 million and $12.8 million for the year ended December 31, 2012 and 2011, respectively. The lower provision for the year ended 2012 was due to stabilization in the Company’s assessment of the losses associated with its nonperforming covered loans. Until the fourth quarter of 2012, the provision for loan losses related to covered loans was always offset by an 80% increase to the FDIC indemnification asset, which increases noninterest income. In the fourth quarter of 2012, as it relates to $1.5 million of the $4.3 million provision for loan losses on covered loans, the Company did not record an increase to the indemnification asset because the Company believes that the loan losses will occur after the expiration of a commercial loss share agreement that expires in June 2014.

Total non-covered nonperforming assets amounted to $106.1 million at December 31, 2012 (3.64% of non-covered total assets) a decrease of $16.2 million from the $122.3 million recorded at December 31, 2011. The decrease is due to the write-downs associated with the loan sale, as well as the foreclosed property write-downs. Upon the January 23, 2013 completion of the loan sale, nonperforming assets declined by the $21.9 million of nonperforming loans held for sale recorded at December 31, 2012.

Troubled debt restructurings (TDRs) increased by $13.1 million since December 31, 2011. TDRs are accruing loans that the Company has granted concessions to as a result of the borrower’s financial difficulties. As part of a routine regulatory exam that concluded in the third quarter of 2012, the Company reclassified approximately $30 million of performing loans to TDR status during the second and third quarters of 2012. Other than reclassifying these loans to a nonperforming asset category for disclosure purposes, the reclassifications did not impact the Company’s financial statements. In connection with the loan sale, the Company recorded $5.8 million in charge-offs to write-down the TDRs to their estimated fair value at December 31, 2012, and reclassified approximately $4.7 million of TDRs to the “nonperforming loans held for sale” category as of December 31, 2012.

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Non-covered foreclosed real estate has declined from $37.0 million at December 31, 2011 to $26.3 million at December 31, 2012 due to the aforementioned write-downs of $10.6 million in the fourth quarter of 2012.

Total covered nonperforming assets steadily declined during 2012, amounting to $96.2 million at December 31, 2012 compared to $141.0 million at December 31, 2011. Within this category, foreclosed real estate declined from $85.3 million at December 31, 2011 to $47.3 million at December 31, 2012.

Noninterest Income

Total noninterest income (loss) for the three months ended December 31, 2012 was ($8.5 million) compared to $3.4 million for the comparable period of 2011. For the years ended December 31, 2012 and 2011, the Company recorded noninterest income of $1.4 million and $26.2 million, respectively. The significant decrease in noninterest income for the quarter-to-date and year-to-date period comparison is primarily the result of the previously discussed non-covered foreclosed property write-downs recorded in the fourth quarter of 2012 and the $10.2 million bargain purchase gain recorded in the acquisition of The Bank of Asheville during the first quarter of 2011.

Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgages, iv) commissions from financial product sales, and v) bank-owned life insurance income. Core noninterest income for the fourth quarter of 2012 was $6.6 million, an increase of 11.7% over the $5.9 million reported for the fourth quarter of 2011. Core noninterest income for the year ended December 31, 2012 amounted to $25.5 million, an increase of 9.8% from 2011. These increases were primarily due to higher debit card usage and mortgage loan refinancing activity.

Losses on non-covered foreclosed properties amounted to $12.3 million for the fourth quarter of 2012, compared to $0.8 million for the fourth quarter of 2011. For the twelve months ended December 31, 2012, losses on non-covered foreclosed properties amounted to $15.3 million compared to $3.4 million for 2011. These increases are primarily due to the $10.6 million in fourth quarter 2012 write-downs previously discussed.

For the fourth quarter of 2012, the Company recorded losses on covered foreclosed properties of $0.3 million compared to $11.8 million in the fourth quarter of 2011. For the years ended December 31, 2012 and 2011, losses on covered properties amounted to $13.0 million and $24.5 million, respectively. The lower losses in 2012 were primarily a result of lower levels of covered foreclosed properties, as well as stabilization in real estate market values.

As previously discussed, indemnification asset income (expense) is recorded to reflect additional (decreased) amounts expected to be received from the FDIC due to covered loan and foreclosed property losses arising during the period. In the fourth quarter of 2012, higher loan discount accretion and relatively low levels of loan and foreclosed property losses on covered assets resulted in a net reduction in the indemnification asset, which resulted in $2.0 million of indemnification asset expense compared to $10.0 million in indemnification asset income recorded in the fourth quarter of 2011. For the year ended December 31, 2012, indemnification asset income amounted to $4.1 million compared to $20.5 million for 2011.

The Company recorded “other losses” of $0.5 million in the fourth quarter of 2012. This was primarily a result of prepayment penalties associated with the Company paying off $65 million in borrowings prior to their maturity dates.

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The Company recorded $0.6 million in gains on sales of securities during 2012 compared to $0.1 million in 2011.

Noninterest Expenses

Noninterest expenses amounted to $25.8 million in the fourth quarter of 2012, a 6.6% increase from the $24.2 million recorded in the fourth quarter of 2011. Noninterest expenses for the twelve months ended December 31, 2012 amounted to $97.3 million, a 1.2% increase from the $96.1 million recorded in 2011. The increase in noninterest expense primarily relates to an increase in personnel expense as the Company has hired additional employees in order to build the Company’s infrastructure, expand wealth management capabilities, and prepare the Company for future growth.

During the fourth quarter of 2012, the Company recorded approximately $1.2 million in noninterest expenses related to several miscellaneous expenses that are not considered a normal part of ongoing operations, including the early termination of a lease, due diligence costs associated with the loan sale, and non-credit losses. Effective December 31, 2012, the Company froze its two defined benefit pension plans. As a result, the Company does not expect to record defined benefit pension expense in future periods. Total pension expense was $2.6 million in 2012 and $2.8 million in 2011.

Balance Sheet and Capital

Total assets at December 31, 2012 amounted to $3.2 billion, a 1.4% decrease from a year earlier. Total loans at December 31, 2012 amounted to $2.4 billion, a 2.2% decrease from a year earlier, and total deposits amounted to $2.8 billion at December 31, 2012, a 2.4% increase from a year earlier.

During the fourth quarter of 2012, the Company continued to originate new loans within its non-covered loan portfolio. However, due to the aforementioned loan sale, the Company wrote-down and transferred a total of $68 million from this category in the fourth quarter of 2012. This event resulted in a $43 million net decline in non-covered loans in the fourth quarter of 2012. At December 31, 2012, non-covered loans amounted to $2.1 billion, an increase of $25.0 million, or 1.2%, from a year earlier. The Company is actively pursuing lending opportunities.

The Company’s level of non-interest bearing checking accounts amounted to $413.2 million at December 31, 2012, a 23.0% increase from a year earlier, while interest-bearing checking accounts amounted to $519.6 million, an increase of 22.7% from a year earlier. The overall growth in checking and other transaction accounts has allowed the Company to reduce its reliance on higher cost time deposits and borrowings.

During the fourth quarter of 2012, the Company’s capital level was impacted by the $33.8 million capital raise, the $26.2 million net loss available to common shareholders, and a $9 million positive adjustment related to the freezing of the Company’s pension plans.

The Company remains well-capitalized by all regulatory standards, with a Total Risk-Based Capital Ratio at December 31, 2012 of 16.65% compared to the 10.00% minimum to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 6.81% at December 31, 2012, an increase of 23 basis points from a year earlier.

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Comments of the President and Other Business Matters

Richard H. Moore, President and CEO of First Bancorp, commented on today’s report, “We are pleased with the recent completion of two major initiatives that have provided our company with higher capital levels and lower balance sheet risk. We are now better positioned to grow and undertake new initiatives.”

The following is a list of business development and other miscellaneous matters affecting the Company:

•	On December 3, 2012, the Biscoe, North Carolina branch relocated to a new branch building located at 104 National Drive.

•	The Company completed the relocation of its branch in Fort Chiswell, Virginia on November 5, 2012. The new branch is located at 145 Ivanhoe Road.

•	On December 14, 2012, the Company announced a quarterly cash dividend of $0.08 cents per share payable on January 25, 2013 to shareholders of record on December 31, 2012. This is the same dividend rate as the Company declared in the fourth quarter of 2011.

•	On December 28, 2012, the Company closed its Reynolds branch in Asheville, North Carolina. The Company continues to serve the Asheville market with four branches.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.2 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 97 branches, with 81 branches operating in North Carolina, 9 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, and Little River), and 7 branches in Virginia (Abingdon, Christiansburg, Dublin, Fort Chiswell, Radford, Salem and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has loan production offices in Greenville, North Carolina and Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.

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First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended December 31,		Percent
($ in thousands except per share data – unaudited)	2012	2011	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$37,839	35,181
Interest on investment securities	1,431	1,865
Other interest income	175	136
Total interest income	39,445	37,182	6.1%
Interest expense
Interest on deposits	3,379	4,667
Other, primarily borrowings	381	595
Total interest expense	3,760	5,262	(28.5%)
Net interest income	35,685	31,920	11.8%
Provision for loan losses – non-covered loans	40,272	6,907	483.1%
Provision for loan losses – covered loans	4,305	2,971	44.9%
Total provision for loan losses	44,577	9,878	351.3%
Net interest income (loss) after provision for loan losses	(8,892)	22,042	(140.3%)
Noninterest income
Service charges on deposit accounts	2,998	2,996
Other service charges, commissions, and fees	2,197	2,042
Fees from presold mortgages	693	500
Commissions from financial product sales	507	365
Bank-owned life insurance income	211	12
Foreclosed property losses and write-downs – covered	(293)	(11,799)
Foreclosed property losses and write-downs – non-covered	(12,299)	(812)
Indemnification asset income (expense), net	(2,017)	10,026
Other gains (losses)	(530)	93
Total noninterest income	(8,533)	3,423	(349.3%)
Noninterest expenses
Personnel expense	13,396	12,811
Occupancy and equipment expense	3,136	2,695
Intangibles amortization	227	226
Merger expenses	—	30
Other operating expenses	9,036	8,430
Total noninterest expenses	25,795	24,192	6.6%
Income (loss) before income taxes	(43,220)	1,273	n/m
Income taxes (benefit)	(17,283)	289	n/m
Net income (loss)	(25,937)	984	n/m

Preferred stock dividends	(532)	(794)
Accretion of preferred stock discount	—	—

Net income (loss) available to common shareholders	$(26,469)	190	n/m

Earnings (loss) per common share – basic	$(1.53)	0.01	n/m
Earnings (loss) per common share – diluted	(1.53)	0.01	n/m

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$35,685	31,920
Tax-equivalent adjustment (1)	377	394
Net interest income, tax-equivalent	$36,062	32,314	11.6%
(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 2

	Twelve Months Ended December 31,		Percent
($ in thousands except per share data – unaudited)	2012	2011	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$145,554	147,652
Interest on investment securities	6,310	7,680
Other interest income	656	436
Total interest income	152,520	155,768	(2.1%)
Interest expense
Interest on deposits	15,454	21,351
Other, primarily borrowings	1,866	2,214
Total interest expense	17,320	23,565	(26.5%)
Net interest income	135,200	132,203	2.3%
Provision for loan losses – non-covered loans	69,993	28,525	145.4%
Provision for loan losses – covered loans	9,679	12,776	(24.2%)
Total provision for loan losses	79,672	41,301	92.9%
Net interest income after provision for loan losses	55,528	90,902	(38.9%)
Noninterest income
Service charges on deposit accounts	11,865	11,981
Other service charges, commissions, and fees	8,831	8,067
Fees from presold mortgages	2,378	1,609
Commissions from financial product sales	1,832	1,512
Bank-owned life insurance income	591	45
Gain from business acquisition	—	10,196
Foreclosed property losses and write-downs – covered	(13,035)	(24,492)
Foreclosed property losses and write-downs – non-covered	(15,325)	(3,355)
Indemnification asset income, net	4,077	20,481
Securities gains	638	74
Other gains (losses)	(463)	98
Total noninterest income	1,389	26,216	(94.7%)
Noninterest expenses
Personnel expense	53,343	51,438
Occupancy and equipment expense	11,754	10,900
Intangibles amortization	897	902
Merger expenses	—	636
Other operating expenses	31,281	32,230
Total noninterest expenses	97,275	96,106	1.2%
Income (loss) before income taxes	(40,358)	21,012	n/m
Income taxes (benefit)	(16,952)	7,370	n/m
Net income (loss)	(23,406)	13,642	n/m
Preferred stock dividends	(2,809)	(3,234)
Accretion of preferred stock discount	—	(2,932)

Net income (loss) available to common shareholders	$(26,215)	7,476	n/m

Earnings (loss) per common share – basic	$(1.54)	0.44	n/m
Earnings (loss) per common share – diluted	(1.54)	0.44	n/m

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$135,200	132,203
Tax-equivalent adjustment (1)	1,527	1,556
Net interest income, tax-equivalent	$136,727	133,759	2.2%
(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - Page 3

	Three Months Ended December 31,			Twelve Months Ended December 31,
PERFORMANCE RATIOS (annualized)	2012		2011	2012		2011
Return on average assets (1)	(3.18%	)	0.02%	(0.79%	)	0.23%
Return on average common equity (2)	(36.95%	)	0.26%	(9.29%	)	2.59%
Net interest margin – tax-equivalent (3)	5.01%		4.55%	4.78%		4.72%
Net charge-offs to average loans – non-covered	8.09%		1.09%	3.02%		1.52%

COMMON SHARE DATA
Cash dividends declared – common	$0.08		$0.08	$0.32		$0.32
Stated book value – common	14.51		16.66	14.51		16.66
Tangible book value – common	11.00		12.53	11.00		12.53
Common shares outstanding at end of period	19,669,302		16,909,820	19,669,302		16,909,820
Weighted average shares outstanding – basic	17,332,662		16,893,140	17,049,513		16,856,072
Weighted average shares outstanding – diluted	17,332,662		16,920,210	17,049,513		16,883,244

CAPITAL RATIOS
Tangible equity to tangible assets	9.04%		8.55%	9.04%		8.55%
Tangible common equity to tangible assets	6.81%		6.58%	6.81%		6.58%
Tier I leverage ratio	10.23%		10.21%	10.23%		10.21%
Tier I risk-based capital ratio	15.39%		15.46%	15.39%		15.46%
Total risk-based capital ratio	16.65%		16.72%	16.65%		16.72%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,314,433		$3,292,494	$3,311,289		$3,315,045
Loans	2,446,096		2,432,568	2,436,997		2,461,995
Earning assets	2,864,243		2,816,689	2,857,541		2,834,938
Deposits	2,823,856		2,730,422	2,809,357		2,758,022
Interest-bearing liabilities	2,520,361		2,577,329	2,553,175		2,606,450
Shareholders’ equity	349,371		354,206	345,981		353,588

(1) Calculated by dividing annualized net income (loss) available to common shareholders by average assets.

(2) Calculated by dividing annualized net income (loss) available to common shareholders by average common equity.

(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011

Net interest income – tax-equivalent (1)	$36,062	34,849	33,338	32,478	32,314
Taxable equivalent adjustment (1)	377	376	387	387	394
Net interest income	35,685	34,473	32,951	32,091	31,920
Provision for loan losses – non-covered	40,272	5,970	5,194	18,557	6,907
Provision for loan losses – covered	4,305	1,103	1,273	2,998	2,971
Noninterest income	(8,533)	2,803	1,770	5,349	3,423
Noninterest expense	25,795	23,657	23,448	24,375	24,192
Income (loss) before income taxes	(43,220)	6,546	4,806	(8,490)	1,273
Income tax expense (benefit)	(17,283)	2,123	1,516	(3,308)	289
Net income (loss)	(25,937)	4,423	3,290	(5,182)	984
Preferred stock dividends	(532)	(688)	(829)	(760)	(794)
Net income (loss) available to common shareholders	(26,469)	3,735	2,461	(5,942)	190

Earnings (loss) per common share – basic	(1.53)	0.22	0.15	(0.35)	0.01
Earnings (loss) per common share – diluted	(1.53)	0.22	0.15	(0.35)	0.01

See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary – Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At Dec. 31, 2012	At Sept. 30, 2012	At Dec. 31, 2011	One Year Change
Assets
Cash and due from banks	$96,588	79,991	80,341	20.2%
Interest bearing deposits with banks	144,919	203,212	135,826	6.7%
Total cash and cash equivalents	241,507	283,203	216,167	11.7%

Investment securities	223,416	217,530	240,614	(7.1%	)
Presold mortgages	8,490	4,380	6,090	39.4%

Loans – non-covered	2,094,143	2,137,074	2,069,152	1.2%
Loans – covered by FDIC loss share agreements	282,314	303,997	361,234	(21.8%	)
Total loans	2,376,457	2,441,071	2,430,386	(2.2%	)
Allowance for loan losses – non-covered	(41,643)	(45,154)	(35,610)	16.9%
Allowance for loan losses – covered	(4,759)	(4,394)	(5,808)	(18.1%	)
Total allowance for loan losses	(46,402)	(49,548)	(41,418)	12.0%
Net loans	2,330,055	2,391,523	2,388,968	(2.5%	)

Loans held for sale	30,393	—	—	—
Premises and equipment	74,371	74,044	69,975	6.3%
FDIC indemnification asset	102,559	107,615	121,677	(15.7%	)
Intangible assets	68,943	69,170	69,732	(1.1%	)
Foreclosed real estate – non-covered	26,285	38,065	37,023	(29.0%	)
Foreclosed real estate – covered	47,290	58,367	85,272	(44.5%	)
Bank-owned life insurance	27,857	27,587	2,207	1,162%
Other assets	63,744	51,193	52,749	(20.8%	)
Total assets	$3,244,910	3,322,677	3,290,474	(1.4%	)

Liabilities
Deposits:
Non-interest bearing checking accounts	$413,195	398,527	335,833	23.0%
Interest bearing checking accounts	519,573	482,583	423,452	22.7%
Money market accounts	551,209	533,462	509,801	8.1%
Savings accounts	158,578	159,189	146,481	8.3%
Brokered deposits	130,836	146,180	157,408	(16.9%	)
Internet time deposits	10,060	18,518	29,902	(66.4%	)
Other time deposits > $100,000	530,015	562,245	575,408	(7.9%	)
Other time deposits	507,894	533,760	576,752	(11.9%	)
Total deposits	2,821,360	2,834,464	2,755,037	2.4%

Repurchase agreements	—	—	17,105	(100.0%	)
Borrowings	46,394	111,394	133,925	(65.4%	)
Other liabilities	21,039	34,029	39,257	(46.4%	)
Total liabilities	2,888,793	2,979,887	2,945,324	(1.9%	)

Shareholders’ equity
Preferred stock	70,787	63,500	63,500	11.5%
Common stock	131,877	105,454	104,841	25.8%
Retained earnings	153,629	181,672	185,491	(17.2%	)
Accumulated other comprehensive income (loss)	(176)	(7,836)	(8,682)	98.0%
Total shareholders’ equity	356,117	342,790	345,150	3.2%
Total liabilities and shareholders’ equity	$3,244,910	3,322,677	3,290,474	(1.4%	)

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011

Yield on loans	6.15%	6.06%	5.88%	5.80%	5.74%
Yield on securities – tax-equivalent (1)	3.41%	3.45%	3.69%	3.84%	3.95%
Yield on other earning assets	0.34%	0.31%	0.35%	0.29%	0.34%
Yield on all interest earning assets	5.53%	5.44%	5.31%	5.27%	5.29%

Rate on interest bearing deposits	0.56%	0.61%	0.66%	0.71%	0.77%
Rate on other interest bearing liabilities	1.40%	1.60%	1.54%	1.61%	1.27%
Rate on all interest bearing liabilities	0.59%	0.66%	0.70%	0.76%	0.81%
Total cost of funds	0.51%	0.57%	0.62%	0.67%	0.72%

Net interest margin – tax-equivalent (2)	5.01%	4.86%	4.68%	4.59%	4.55%
Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011

Interest income – reduced by premium amortization on loans	$(116)	(116)	(116)	(116)	(116)
Interest income – increased by accretion of loan discount (1)	6,011	4,587	3,290	2,578	1,730
Interest expense – reduced by premium amortization of deposits	13	17	22	33	58
Interest expense – reduced by premium amortization of borrowings	—	—	—	30	35
Impact on net interest income	$5,908	4,488	3,196	2,525	1,707

(1)	Indemnification asset income is reduced by 80% of the amount of the accretion of loan discount, and therefore the net effect is that pretax income is positively impacted by 20% of the amounts in this line item.

First Bancorp and Subsidiaries Financial Summary - Page 6

ASSET QUALITY DATA ($ in thousands)	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012	Dec. 31, 2011

Non-covered nonperforming assets
Nonaccrual loans	$33,034	69,413	73,918	69,665	73,566
Troubled debt restructurings - accruing	24,848	38,522	20,684	10,619	11,720
Accruing loans > 90 days past due	—	—	—	—	—
Total non-covered nonperforming loans	57,882	107,935	94,602	80,284	85,286
Nonperforming loans held for sale	21,938	—	—	—	—
Foreclosed real estate	26,285	38,065	37,895	36,838	37,023
Total non-covered nonperforming assets	$106,105	146,000	132,497	117,122	122,309

Covered nonperforming assets (1)
Nonaccrual loans	$33,491	37,619	39,075	42,369	41,472
Troubled debt restructurings - accruing	15,465	17,945	19,054	13,158	14,218
Accruing loans > 90 days past due	—	—	—	—	—
Total covered nonperforming loans	48,956	55,564	58,129	55,527	55,690
Foreclosed real estate	47,290	58,367	70,850	79,535	85,272
Total covered nonperforming assets	$96,246	113,931	128,979	135,062	140,962

Total nonperforming assets	$202,351	259,931	261,476	252,184	263,271

Asset Quality Ratios – All Assets
Net charge-offs to average loans - annualized	7.76%	1.80%	0.96%	1.68%	1.00%
Nonperforming loans to total loans	4.50%	6.70%	6.27%	5.57%	5.80%
Nonperforming assets to total assets	6.24%	7.82%	7.86%	7.56%	8.00%
Allowance for loan losses to total loans	1.95%	2.03%	2.19%	2.17%	1.70%

Asset Quality Ratios – Based on Non-covered Assets only
Net charge-offs to average non-covered loans - annualized	8.09%	1.57%	0.79%	1.49%	1.09%
Non-covered nonperforming loans to non-covered loans	2.76%	5.05%	4.47%	3.83%	4.12%
Non-covered nonperforming assets to total non-covered assets	3.64%	4.93%	4.51%	4.02%	4.30%
Allowance for loan losses to non-covered loans	1.99%	2.11%	2.25%	2.22%	1.72%

(1) Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.

First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012	Dec. 31, 2011

Net interest income, as reported	$35,685	34,473	32,951	32,091	31,920
Tax-equivalent adjustment	377	376	387	387	394

Net interest income, tax-equivalent (A)	$36,062	34,849	33,338	32,478	32,314
Average earning assets (B)	$2,864,243	2,855,083	2,863,866	2,846,972	2,816,689
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	5.01%	4.86%	4.68%	4.59%	4.55%

Net interest income, tax-equivalent	$36,062	34,849	33,338	32,478	32,314
Loan discount accretion	6,011	4,587	3,290	2,578	1,730

Net interest income, tax-equivalent, excluding loan discount accretion (A)	$30,051	30,262	30,048	29,900	30,584

Average earnings assets (B)	$2,864,243	2,855,083	2,863,866	2,846,972	2,816,689
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	4.17%	4.22%	4.22%	4.22%	4.31%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this paragraph. Loan discount accretion is a non-cash interest income adjustment related to the Company’s acquisition of two failed banks and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At December 31, 2012, the Company had a remaining loan discount balance of $74.9 million compared to $108.1 million at December 31, 2011. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.